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www.hhlaw.com
May 7, 2007
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
Ladies and Gentlemen:
     We are acting as special Colorado counsel to Hanesbrands Direct, LLC, a Colorado limited liability company (the “Guarantor”), in connection with the proposed public offering by Hanesbrands Inc., a Maryland corporation (the “Issuer”) of up to $500,000,000 in aggregate principal amount of the Issuer’s Floating Rate Senior Notes due 2014 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2007, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer to pay the principal of, premium, if any, and interest on the Exchange Notes will be guaranteed by the Guarantor and certain other guarantors (such guarantee by the Guarantor, the “Guarantee”). The Exchange Notes and the Guarantee are to be issued pursuant to the Indenture (the “Indenture”), dated as of December 14, 2006, by and among the Issuer, the Guarantor and the guarantors named therein, and Branch Banking and Trust Company, as Trustee (the “Trustee”). The Exchange Notes and the Guarantee are to be issued in exchange for and in replacement of the Issuer’s outstanding Floating Rate Senior Notes due 2014 (the “Old Notes”) and the related guarantees. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	Executed copy of the Registration Statement.

2.	Executed copy of the Indenture.

Hanesbrands Inc.
May 7, 2007

3.	Form of Global Exchange Note.

4.	The Notation of Guarantee endorsed by an officer of the Guarantor that will be affixed to the Exchange Notes.

5.	The Registration Rights Agreement, dated as of December 14, 2006, by and among the Issuer, certain subsidiaries of the Issuer and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., as initial purchasers.

6.	The Articles of Organization of the Guarantor, as certified by the Secretary of State of the State of Colorado on April 25, 2007.

7.	Certificate of Good Standing of the Guarantor issued by the Secretary of State of the State of Colorado dated May 2, 2007.

8.	The Limited Liability Company Agreement of the Guarantor, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate and in effect.

9.	That certain written consent of the Board of Managers of the Guarantor approving, among other things, the Indenture and the Guarantees, dated December 5, 2006, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate and in effect.

10.	That certain written consent of the sole member of the Guarantor approving, among other things, the Indenture and the Guarantees, dated December 5, 2006, dated December 5, 2006, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate and in effect.
     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all of the Documents submitted to us, the authenticity of all originals of the Documents and the conformity to authentic original documents of all Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on applicable provisions of the Colorado Limited Liability Company Act, as amended, and the laws of the State of New York. As used herein, the term “Colorado Limited Liability Company Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the relevant state constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.
     To the extent that the obligations of the Guarantor under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that the Trustee is duly

Hanesbrands Inc.
May 7, 2007

organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
     Based upon, subject to and limited by the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Existing Notes and (iv) the Notation of Guarantee has been duly affixed to the Exchange Notes, the Guarantee by the Guarantor will constitute a valid and binding obligation of the Guarantor.
     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as an exhibit under Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.